SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement                                         [ ] Confidential, for Use of the
                    Commission Only (as permitted by
                    Rule 14a-6 (e) (2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or 240.14a-12

Adams Resources & Energy, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

ADAMS RESOURCES & ENERGY, INC.
4400 POST OAK PARKWAY, SUITE 2700
Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2007

To our Stockholders:

Notice is hereby given that the Annual Meeting of Shareholders of Adams Resources & Energy, Inc. will be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Monday, May 21, 2007 at 11:00 a.m., Houston time, for the following purposes:

1. To elect a Board of five Directors;

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Further information regarding the meeting and the above proposals is set forth in the accompanying Proxy Statement. The close of business on April 2, 2007 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

By Order of the Board of Directors

David B. Hurst
Secretary

Houston, Texas
April 2, 2007

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. THE ENCLOSED RETURN ENVELOPE MAY BE USED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU CAN VOTE EITHER IN PERSON OR BY PROXY.

ADAMS RESOURCES & ENERGY, INC.
4400 Post Oak Parkway, Suite 2700
Houston, Texas 77027

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2007

This Proxy Statement and accompanying proxy are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Adams Resources & Energy, Inc., a Delaware corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders to be held at 4400 Post Oak Parkway, Suite 2700, Houston, Texas, on Monday, May 21, 2007 at 11:00 a.m., Houston time, and any and all adjournments thereof, (such meeting or adjournment(s) thereof referred to as the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about April 6, 2007.

The Company will pay the cost of solicitation of the proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of the Company, and arrangements may be made with brokerage houses or other custodians, nominees and fiduciaries to send proxies and proxy material to their principals. Compensation and expenses of any such firms, which are not expected to exceed $1,000, will be borne by the Company.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on April 2, 2007, the record date of those entitled to receive notice of and to vote at the meeting, the Company had outstanding 4,217,596 shares of common stock, $0.10 par value per share ("Common Stock"). The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Shareholders may not cumulate their votes for the election of directors. Directors shall be elected by a majority of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have no effect on the outcome of the vote on Item 1. Broker non-votes will not be counted in the tabulations of the votes cast on Item 1 and will have no effect on the outcome of the vote.

All shares represented by properly executed or submitted proxies, unless previously revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted FOR the election as directors of the nominees listed herein, and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The enclosed proxy, even though executed and returned, may nevertheless be revoked at any time before it is voted by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Company or by voting in person at the meeting. However, simply attending the Annual Meeting and not voting will not revoke a proxy.

ELECTION OF DIRECTORS

The persons named as proxy holders in the enclosed proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the Annual Meeting and any adjournments thereof. They have indicated that, unless otherwise specified in the proxy, they intend to vote for the election as director each of the persons named as a nominee listed below under “Nominees for Director” unless authority to vote in the election of directors is withheld on each proxy. Each nominee is currently a member of the Board of Directors. Each duly elected director will hold office until the 2008 Annual Meeting of Shareholders or until his successor shall have been elected and qualified. Although the Board of Directors of the Company does not contemplate that a nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person as may be nominated by the Board of Directors. Proxies cannot be voted in the election of directors for more than five persons, as that is the number of nominees named herein.

Nominees for Director

The Board of Directors unanimously recommends a vote FOR the election of the nominees listed below.

For each of the Company’s directors, the following table sets forth their names, ages, principal occupations, other directorships of public companies held by them and length of continuous service as a director.

	Principal Occupation	Director
Nominee and Age	And Directorship	Since

K. S. Adams, Jr. (84)	Chairman of the Board	1973
	And Chief Executive
	Officer of the Company

E. C. Reinauer, Jr. (71)	International Project Manager	1973

E. Jack Webster, Jr. (86)	Chairman and CEO of Petrol	1985
	Properties, Inc.

Frank T. Webster (58)	President and Chief Operating Officer of the Company	2004

Larry E. Bell (59)	Risk Manager --Frontier Oil Corporation	2006

All of the directors other than Mr. Adams own less than one percent of the class of shares outstanding. All of the directors have been engaged in the principal occupations indicated above for the last five years except Mr. Frank T. Webster. Mr. Frank T. Webster joined the Company as its President, Chief Operating Officer and Director in May 2004. From July 2003 until May 2004, Mr. Webster was engaged in private investments. From December 2000 through July 2003 he served as Executive Vice President and Managing Director and also as President and Chief Executive Officer of Duke Capital Partners, LLC, a subsidiary of Duke Energy. Upon recommendation by the Nominating Committee, which consists of the Independent Directors, Mr. Bell was appointed to the Board in December 2006 following the resignation of Mr. Edward Wieck (82), for health reasons.

Currently, the Board of Directors also includes members Mr. William B. Wiener III and Mr. Richard B. Abshire. At the request of his employer, Mr. Wiener will not stand for reelection to the Board in 2007. In order to maintain the majority balance of independent directors, Mr. Abshire, the Company’s Chief Financial Officer, will not stand for reelection to the Board in 2007.

Meetings and Committees of the Board

In 2006, the Board met four times in person and had two additional telephonic meetings. During 2006, all directors attended at least 75% of the meetings of the Board and the committees on which they served for the period in which they held office. It is the Company’s policy that all persons nominated for election to the Board at the time of the annual meeting be present at such meeting. All directors attended the 2006 annual meeting. The Board has three standing committees. Mr. Bell replaced Mr. Wieck on the Board’s three standing committees in December 2006. Prior to his retirement, Mr. Wieck attended all committee meetings. The duties of each committee are described below.

	Summary of	Committee	Meetings in
Committees of the Board	Responsibilities	Members	2006

Audit	Retains independent accountants and pre-approves their services. Reviews and approves financial statements and internal controls.	Reinauer, Jr.* Bell E. Jack Webster, Jr. Wiener III**	Nine

Compensation	Evaluates the performance of the Chief Executive Officer and establishes the compensation of the Chief Executive Officer and other executive officers.	Reinauer, Jr.* Bell E. Jack Webster, Jr. Wiener III	Three

Nominating	Identifies, considers and recommends to the Board nominees for directors.	Reinauer, Jr.* Bell E. Jack Webster, Jr. Wiener III	Two
______________________________
* Indicates Committee chair
**
Mr. Wiener is the Company’s designated Audit Committee financial expert under Item 401(h) of Regulation S-K. Assuming shareholder approval of Mr. Bell’s nomination to the Board, Mr. Wiener will be replaced in this role by Mr. Bell following the 2007 Annual Meeting.

The responsibilities of the Audit Committee, Compensation Committee and Nominating Committee are described in each of the committees’ respective charters, which were adopted by the respective committees and the Board. These committee charters are available on the website at www.adamsresources.com. The Audit Committee charter has also been included as Appendix A to this Proxy Statement. Copies may also be obtained by writing to Investor Relations, Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston TX 77027.

Independence

The Company’s Board of Directors is comprised of a majority of independent directors as defined under American Stock Exchange listing standards. There are no family relationships among any of the directors or executive officers of the Company. The directors determined by the Board to be independent are Mr. Reinauer, Mr. Wieck, Mr. Jack Webster, Jr., Mr. Wiener and Mr. Bell. The Board has determined that none of the designated independent directors has any relationship that, under American Stock Exchange rules, would preclude their service on any of the standing committees of the Board. In making its determination, the Board considered transactions and relationships between each director or his immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship he or she or his or her family members have had with the Company, its subsidiaries, its independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.

Nomination Policy

The Nominating Committee of the Board of Directors consists of current members Messrs. Reinauer, Jack Webster, Jr., Bell and Wiener. Each of the members of the Nominating Committee is independent, as defined in Section 121A of the listing standards of the American Stock Exchange.

The Nominating Committee identifies and recommends to the Board nominees for directors to be considered at the annual meeting of shareholders or to serve as replacements in the event of a vacancy on the Board. The Committee also considers nominees submitted by stockholders to the Secretary of the Company in accordance with the procedures set forth in the Company’s Bylaws. You may obtain a copy of the Bylaws by writing to Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston TX 77027, Attention: Corporate Secretary, David Hurst. The Company’s Bylaws can also be found on the Company’s website at www.adamsresources.com.

In identifying and evaluating candidates for nomination to the Board, the Nominating Committee considers several factors, including education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member. The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge, experience and diversity to effectively manage our business for the long-term interests of the shareholders. The Nominating Committee initially identifies candidates for nomination through its and management’s general industry contacts. It is not the policy of the Nominating Committee to consider for nomination any director candidates recommended by shareholders as no such request has ever occurred. The Nominating Committee will review its policy position if such a request is received. Shareholders may communicate with the Board of Directors as described herein below.

In connection with the Annual Meeting, the Nominating Committee has recommended the Directors listed in this proxy. All first-time candidates for director were recommended to the Nominating Committee by the Company’s Chief Executive Officer.

Communications with the Board

You may contact our Board, a committee of our Board, or an individual director by writing to them at Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston TX 77027, Attention: Corporate Secretary-Board Communication. All communications will be compiled by the Secretary and submitted to the presiding member of the Board, a committee chair, or an individual director, as applicable, on a periodic basis. The Secretary will respond to letters to take other actions in accordance with instructions from the applicable Board contact.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company as of April 2, 2007. The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
K. S. Adams, Jr.	84	Chairman and Chief Executive Officer

F. T. Webster	58	President and Chief Operating Officer

Richard B. Abshire	54	Vice President and Chief Financial Officer

K. S. "Bud" Adams, Jr. established his business interests beginning in 1947 with varying interests including petroleum products marketing, trucking and oil and gas exploration and production. Certain of Mr. Adams' personal holdings became the basis of the Company when it made its initial public offering in 1974. In addition to his involvement with Adams Resources & Energy, Inc., Mr. Adams' other activities include farming, ranching, automobile dealerships, and the National Football League franchise Tennessee Titans.

F. T. “Chip” Webster was elected President and Chief Operating Officer of the Company in May 2004. Mr. Webster was previously President and Chief Executive Officer of Duke Capital Partners, a business unit of Duke Energy. Prior to joining Duke, he was a partner and managing director of Andersen’s energy corporate finance group. He also spent 20 years in energy and corporate banking with First City Bank-Houston where he was Executive Vice President. He is a member of the Independent Petroleum Association of America and the Houston Producers’ Forum.

Richard B. Abshire joined the Company in 1985 and was previously employed by Arthur Andersen & Co. Mr. Abshire is a Certified Public Accountant in the State of Texas and he serves as the Company’s principal financial and accounting officer.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of the Company’s Chief Executive Officer and each of the Company’s other most highly compensated executive officers during the three fiscal years ended December 31, 2006, 2005 and 2004 whose total annual salary and bonus for fiscal 2006 exceeded $100,000. There were no pension plans, stock options, shares of restricted stock or other equity awards granted by the registrant during the periods presented.

Name and		Annual Compensation
Principal Position	Year	Salary	Bonus	All Other(1)	Total
K. S. Adams, Jr.	2006	$225,000	$150,000	$16,239	$385,239
Chairman and Chief	2005	$175,000	$150,000	$6,320	$331,320
Executive Officer	2004	$155,703	$75,000	$7,154	$237,857

F. T. Webster (2)	2006	$378,440	$150,000	$22,999	$551,439
President and	2005	$360,135	$225,000	$12,145	$597,280
Chief Operating Officer	2004	$210,000	$100,000	-	$310,000

Richard B. Abshire	2006	$220,000	$150,000	$17,097	$387,097
Vice President and	2005	$220,000	$150,000	$13,200	$383,200
Chief Financial Officer	2004	$204,307	$75,000	$13,200	$292,507
_______________________
(1)
Other compensation includes employer matching contributions to the Company’s 401(K) savings plan, a car allowance, reimbursement for club dues and life and disability insurance premiums. The named executive officers receive no other perquisites or personal benefits. Mr. Adams received $6,000 in cash reimbursement for club dues. Mr. Webster received $10,800 in cash reimbursement for club dues including a $3,240 tax “gross-up”. Life and disability insurance premiums paid on behalf of Messrs. Adams, Webster and Abshire totaled $3,509, $3,339 and $3,097, respectively for 2006.

(2)  Mr. Webster joined the Company in May 2004.

Potential Payments upon Termination or Change in Control

Employment Agreements

Mr. F. T. Webster entered into an employment agreement with the Company in May 2004. He is to serve as President and Chief Operating Officer of the Company and received $350,000, $367,000 and $385,000 as base salary from May 14, 2004 to May 13, 2005, May 14, 2005 to May 13, 2006 and May 13, 2006 to May 14, 2007, respectively. In addition to his salary, Mr. F. T. Webster was entitled to receive a one-time bonus in the amount of $100,000 less applicable withholding and deductions. Pursuant to the terms of his employment agreement, the entire amount of the bonus was used by Mr. Webster to purchase stock of the Company in his name and for his own account. Mr. F. T. Webster is eligible to participate in any leave, insurance and other employee benefit plans of the Company that may be in effect from time to time for management-level employees. In addition, he is eligible to earn annual performance bonuses at the sole discretion of the Board of Directors based on year-over-year increases in the profitability of the Company and the recommendation of the Chairman of the Board. In the event Mr. F. T. Webster’s employment is terminated due to his death, his estate will be entitled to receive: (i) any earned and unpaid salary accrued through the date of his death; (ii) any benefits due to applicable plans and programs of the Company; and (iii) if applicable, any benefits due under or pursuant to workers compensation. In the event Mr. F. T. Webster becomes disabled to the extent that he is unable to perform his duties and responsibilities under his employment agreement and such disability continues for a period of 90 days or an aggregate of 120 days during any calendar year, the Company will have the right to terminate the employment agreement upon 10 days’ prior written notice. In the event Mr. F. T. Webster’s employment is terminated due to his disability, Mr. Webster will be entitled to receive: (i) any earned and unpaid salary accrued through the date of termination; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law. In the event Mr. F. T. Webster is terminated for cause he will be entitled to receive; (i) any earned and unpaid salary accrued through the date of termination of his employment; (ii) any benefits due to applicable plans and programs of the Company; and (iii) any benefits available to him pursuant to applicable law. In the event Mr. F. T. Webster voluntarily resigns, he will be entitled to receive only any earned and unpaid salary accrued through the actual date of acceptance of his resignation by the Board of Directors. In the event Mr. F. T. Webster’s employment is terminated without cause, he will be entitled to receive the balance of his salary due under the employment agreement subject to offset for amounts which he receives due to any other employment or work. If there is a change of control of the Company and as a result of such change of control Mr. F. T. Webster’s employment agreement is terminated, then he will receive the greater of: (i) the remaining salary due to him under his employment agreement and (ii) a sum equal to $385,000 less applicable withholdings and deductions. Mr. F. T. Webster’s original employment agreement was scheduled to terminate May 13, 2007. The contract was amended on May 19, 2006 and again on March 5, 2007 to extend the termination date to May 13, 2010 with all other terms remaining unchanged. Mr. Webster’s annual base salary is to remain at the current $385,000 level.

COMPENSATION, DISCLOSURE AND ANALYSIS

The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executive officers that are competitive in the business marketplace and that are based upon Company and individual performance.

Compensation Philosophy

The Company’s compensation philosophy has the following objectives and executive compensation levels are determined in consideration thereof.
•	Establish and maintain a level of compensation that is competitive within the Company’s industry.
•	Provide an incentive mechanism for favorable results.
•	Provide a level of executive compensation that is consistent with the level of compensation for non-executive personnel.
•	Maintain a compensation system that is consistent with the objectives of sound corporate governance.

Design of Reward

Together with the need to retain its executive officers, the Company’s compensation program is designed to reward and create an incentive for the executive officers provided the Company’s overall financial condition and liquidity is sound. Executive compensation as a reward is generally considered as a group rather than an individual achievement. This approach fosters a team approach to management.

It is the policy of the Company to pay all forms of compensation currently and in cash. This is believed to be the simplest, most readily understood approach and does not expose the Company to potential future diminution of corporate value. This policy also removes any issues regarding accounting and the tax deductibility of executive compensation.

Elements of Compensation

The Company’s executive compensation program is comprised of the following elements.
•	Base salary
•	Discretionary bonus
•	Benefits

The Company utilizes these three elements of executive compensation because the use of each of these elements is believed to be the minimum required in order to retain its executive officer group. Compensation decisions are made solely by the Company’s Compensation Committee without the use of compensation consultants. Base salaries are initially determined based on negotiations occurring at the time of the executive joining the Company. In subsequent years, such levels may be adjusted based on current competitive conditions. Discretionary bonuses are used as an incentive for favorable results. The discretionary bonus may also serve as a supplement to base salary levels, while allowing the Board to avoid such expense during a year when earnings do not meet expectations. A pre-defined formula bonus system is not utilized. This is because the discretionary approach is believed to better align management with the long-term interest of the Company rather than toward a set short-term formula target.

The determination of a discretionary bonus generally originates with a recommendation from executive officers based on the Company’s compensation philosophy. An important consideration for the recommended amount is the level of salaries and bonuses paid to the Company’s non-executive officer employees. The Company has a diverse group of non-executive employees with levels of compensation consistent with industry practices and varying responsibilities. Recommended bonus amounts are consistent with the bonus amounts and concepts applied to non-executive employees. The Compensation Committee retains final approval authority over such recommended amounts. Discretionary bonus may be awarded intermittently during the year as warranted by current results. Such amounts are expensed as incurred. Discretionary bonuses are anticipated to increase or decrease with the prevailing trend for consolidated net earnings.

The Company also provides employee benefits, primarily consisting of a 401 (k) Plan (discussed below) and an employer sponsored medical plan. The benefits provided the executive officer group are no different than those offered to non-executive employees. The Company does not provide stock options or other common stock incentives. The Company does not offer a defined benefit pension plan.

Perquisites

The Company provides the following :

•	Automobile Allowance
•	Club Dues Reimbursement
•	Life and Disability Insurance Premiums

Automobile allowance and club dues reimbursements are paid to the executive officers consistent with the payment of such amounts to non-executive employees. The requirement to pay such amounts is negotiated with the executive at the time of their initial employment. Life and disability insurance premiums are paid on behalf of the executives consistent with the payment of such insurance premiums for non-executive employees.

Perquisite amounts are not considered annual salary for bonus purposes

401(k) Plan

Consistent with the Company’s desire to provide financial security in retirement, the Company offers a 401(k) plan to its employees, including its executive officers. As described in footnote (1) to the Summary Compensation Table, the Company makes a matching contribution to the plan. In 2006, the Company matched 100% of employee contributions up to 3% of compensation and matched 50% of employee contributions from 3% to 5% of compensation, subject to the current annual limit of $8,800. This policy conforms with the IRS allowed safe harbor rules for matching contributions.

Employment and Severance Agreements

The Company has an employment agreement with Mr. Webster. His agreement expires on May 13, 2010. The agreement contains no automatic extensions. Mr. Webster’s employment agreement contains conditions of employment and entitles him to participate in the Company’s leave, insurance and other employee benefit plans of the Company that may be in effect time to time for management-level employees of the Company. Mr. Webster’s employment agreement also provides for severance payments in certain cases of termination. For additional information concerning Mr. Webster’s employment agreement, see “Potential Payments upon Termination or Change in Control — Employment Agreements” above.

Chairman and Chief Executive Officer Compensation

Mr. Adams’ base salary, discretionary bonus and benefits for each of the past three years are presented in the table above. The methodology for establishing such levels of compensation is consistent with the methodology utilized for other executive officers. As the major shareholder of the Company, Mr. Adams is acutely aware of the need to balance the goal of reinvesting available cash flow to build the Company’s equity base with the need to attract and retain key employees.

Internal Revenue Code 162(m) Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits a company’s ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements. The Company has no officers receiving compensation in excess of $1 million.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors consists of Messrs. Reinauer, Jack Webster, Jr., Wiener and Bell. The duties and responsibilities of the Compensation Committee are set forth in a written charter adopted by the Board of Directors and are available on the Company’s website at www.adamsresources.com. Each of the members of the Compensation Committee is independent, as defined in Section 121A of the listing standards of the American Stock Exchange.

We have reviewed and discussed with management the Company’s above Compensation Discussion and Analysis (“CD&A”) and based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

                E. C. Reinauer, Jr. Chairman
                E. Jack Webster, Jr.
                Larry E. Bell
                William B. Wiener III

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive fees or any other compensation for their services as directors. Directors who are not employees received cash compensation as presented in the table below. Directors are also reimbursed for direct out-of-pocket expenses in connection with travel associated with meeting attendance. There were no stock awards, option awards, non-equity incentive plans, pension plans or other non-qualified deferred compensation or other forms of compensation during 2006.

NAME	CASH FEES	TOTAL
E. C. Reinauer, Jr.	$20,000	$20,000
Edward Wieck	$20,000	$20,000
E. Jack Webster, Jr.	$20,000	$20,000
William B. Wiener III	$35,000	$35,000
Larry E. Bell	$5,000	$5,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors during the year ending December 31, 2006 were Messrs. Reinauer (Chairman), Jack Webster, Jr., Wieck, Wiener, and Bell. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company during the year ended December 31, 2006. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity that had an executive officer serving as a member of the Company’s Board of Directors or the Compensation Committee.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP performed the audit of the Company’s consolidated financial statements for the year ended 2006. The scope and all fees associated with audit and other services performed by Deloitte and Touche are pre-approved by the Audit Committee on an annual basis. The aggregate fees billed for 2006 and 2005 are set forth below:
	2006	2005
Audit Fees:
Audit of Consolidated Financial Statements	$391,150	$323,100
Subsidiary Company audits	34,384	15,000
Audit Related Fees -
Internal control advisory	105,562	160,600
Total Audit fees and Audit Related Services	531,096	498,700
Tax Fees	-	11,300
All Other Fees	-	-
Total	$531,096	$510,000

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, has the responsibility to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and its subsidiaries and the sufficiency of the audits of all Company activities. This committee is the Board's agent in ensuring the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication between other directors, the independent auditors and management as their duties relate to financial accounting, reporting and controls. The Audit Committee is also responsible for reviewing the financial transactions of the Company involving any related parties.

Audit Committee Pre-Approval Policies

The Audit Committee has established a policy intended to clearly define the scope of services performed by the Company’s independent registered public accountants for non-audit services. This policy relates to audit services, audit-related services, tax and all other services which may be provided by the Company’s independent registered public accountants and is intended to assure that such services do not impair the auditor’s independence. The policy requires the pre-approval by the Audit Committee of all services to be provided by the Company’s independent registered public accountants. Under the policy, the Audit Committee will annually review and pre-approve the services that may be provided by the independent registered public accountants. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report to the Audit Committee at its next meeting any services which such member or members has approved. The policy also provides that the Audit Committee will pre-approve the fee levels for all services to be provided by the independent registered public accountants. Any proposed services exceeding these levels will require pre-approval by the Audit Committee.

All of the services provided by the Company’s principal accounting firm described in the table above were approved in accordance with this policy and the Audit Committee has determined that the independent registered public accountants’ independence has not been compromised as a result of providing these services and receiving the fees for such services as noted above.

REPORT OF THE AUDIT COMMITTEE

April 2, 2007

To the Board of Directors:

The Audit Committee of the Board of Directors currently consists of Messrs. Reinauer, Jack Webster, Jr., Wiener and Bell. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors and available on the Company’s website. Each of the members of the Audit Committee is independent, as defined in Section 121A of the listing standards of the American Stock Exchange.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006.

We have discussed with the independent auditors the matters discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have had discussions with the independent auditors about the items required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board. We have also discussed with the auditors the auditors’ independence and have reviewed the written disclosures and the formal letter from the independent auditors required by Independence Standard No. 1.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

                E. C. Reinauer, Jr., Chairman
                E. Jack Webster, Jr.
                Larry E. Bell
                William B. Wiener III

TRANSACTIONS WITH RELATED PERSONS

Mr. K. S. Adams, Jr., Chairman and Chief Executive Officer, and certain of his family limited partnerships and affiliates have participated as working interest owners with the Company’s subsidiary, Adams Resources Exploration Corporation. Mr. Adams and such affiliates participate on terms no better than those afforded the non-affiliated working interest owners. In recent years, such related party transactions generally result after the Company has first identified oil and gas prospects of interest. Typically the available dollar commitment to participate in such transactions is greater than the amount management is comfortable putting at risk. In such event, the Company first determines the percentage of the transaction it wants to obtain, which allows a related party to participate in the investment to the extent there is excess available. In those instances where there was no excess availability there has been no related party participation. Similarly, related parties are not required to participate, nor is the Company obligated to offer any such participation to a related or other party. When such related party transactions occur, they are individually reviewed and approved by the Audit Committee comprised of the independent directors on the Company’s Board of Directors. During 2006, such related party investment commitments totaled approximately $6.9 million in those oil and gas projects where a related party was also participating in such investment. As of December 31, 2006, the Company owed a combined net total of $146,338 to these related parties. In connection with the operation of certain oil and gas properties, the Company also charges such related parties for administrative overhead primarily as prescribed by the Council of Petroleum Accountants Society Bulletin 5. Such overhead recoveries totaled $118,000 in 2006. A synopsis of each proposed transaction that involves a related party is presented to the Audit Committee for their review. Documentation of the Audit Committee’s conclusions are noted in the committee minutes.

David B. Hurst, Secretary of the Company, is a partner in the law firm of Chaffin & Hurst. The Company has been represented by Chaffin & Hurst since 1974 and plans to use the services of that firm in the future. Chaffin & Hurst currently leases office space from the Company. Transactions with Chaffin & Hurst are on the same terms as those prevailing at the time for comparable transactions with unrelated entities.

The Company also enters into certain transactions in the normal course of business with other affiliated entities. These transactions with affiliated companies are on the same terms as those prevailing at the time for comparable transactions with unrelated entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of Common Stock of the Company held of record on April 2, 2007, by beneficial owners of more than five percent of the Common Stock, and by all officers and directors as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Adams Resources & Energy, Inc. 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027. Unless otherwise indicated, each person named below has sole voting and investment power over all shares of Common Stock indicated as beneficially owned.

Name and address	Shares of Common Stock	Percent
of Beneficial Owner	Beneficially Owned	Of Class
K. S. Adams, Jr.	2,080,887(1)	49.3%
E. C. Reinauer, Jr.	7,873	*
Frank T. Webster	5,000	*
E. Jack Webster, Jr.	15,189	*
William B. Wiener III	1,200	*
Richard B. Abshire	13,200	*
Larry E. Bell	-	*

FMR Corp.	421,700(2)	10.0%
82 Devonshire St.
Boston, MA 02109

Officers and Directors	2,123,349	50.3%
as a group (7 persons)

*	Less than 1%
(1)
Includes 1,644,275 shares owned by KSA Industries, Inc., 324,680 shares owned by Mr. Adams directly, 7,973 shares owned by Mrs. Adams and 103,959 shares held in trusts for Mr. Adams’ grandchildren, with Mr. Adams serving as trustee.

(2)
Based on information contained in a Schedule 13G filed February 14, 2007. Beneficial owners associated with FMR Corp. include Fidelity Management & Research Company, Fidelity Low-Priced Stock Fund and Edward C. Johnson 3d.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all required Form 3, 4 and 5 reports for transactions occurring in 2006 were timely filed.

CODE OF ETHICS

The Company has adopted a code of ethics (the “Code of Ethics”) that applies to all officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions (the “Principal Officers”). A copy of the Company’s Code of Ethics is posted on the Company’s website at www.adamsresources.com and the Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Ethics with respect to its Principal Officers by posting such information on this Internet website.

ADDITIONAL INFORMATION

Appointment of Auditors

The present intention of the Audit Committee of the Board of Directors is to appoint Deloitte & Touche LLP, independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2007. Deloitte & Touche LLP was first appointed as the Company’s auditors in 2002. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Shareholders Proposals

Any stockholder may communicate with the Board of Directors, any committee of the Board, or any director, by sending written communications addressed to the Board of Directors of Adams Resources & Energy, Inc., a Board committee or such individual director or directors, c/o Investor Relations Manager, Adams Resources & Energy, Inc., 4400 Post Oak Parkway, Suite 2700, Houston, Texas 77027. All communications will be forwarded to the Board, the Board committee or such individual director or directors in accordance with the request of the stockholder.

Any proposal to be presented by any stockholder at the 2008 Annual Meeting of Stockholders must be received by the Company prior to December 1, 2007.

Other Matters

The Company knows of no matters to be presented for consideration at the meeting other than those described above. If other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying proxy, and acting pursuant to authority granted thereunder, will vote in accordance with their best unanimous judgment on such matters.

                By Order of the Board of Directors

                David B. Hurst
                Secretary
Houston, Texas
April 2, 2007